Exhibit 99.1

Sotera Health Delivers Strong Second-Quarter and
First-Half 2026 Results and Raises FY 2026 Outlook
•Q2 2026 net revenues increased 9.2% or 8.0% on a constant currency basis(1) compared to Q2 2025
•Q2 2026 net income of $54 million or $0.19 per diluted share, compared to net income of $8 million or $0.03 per diluted share in Q2 2025
•Q2 2026 Adjusted EBITDA(1) increased 10.0%, or 8.7% on a constant currency basis
•Q2 2026 Adjusted EPS(1) of $0.26, an increase of 30% per diluted share
•Company raises both full-year 2026 net revenues growth outlook to 5.25% - 6.75% and Adjusted EBITDA growth outlook to 5.75% - 7.25%, on a constant currency basis
CLEVELAND, OH, August 6, 2026 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three- and six- months ended June 30, 2026.
“We delivered another strong quarter, with high-single-digit growth, reflecting focused execution across all three of our business units,” said Chief Executive Officer Alton Shader. “These results further underscore the essential nature of Sotera Health’s offerings to healthcare. Since joining the Company, I have been impressed by the dedication of our teams, the trust our customers place in us and the industry-leading expertise that differentiates our business in highly regulated healthcare markets. Together, these strengths position us well to deliver consistent and reliable growth.”
Shader continued, “Based on our strong first-half performance and confidence in the remainder of the year, we are raising our full-year 2026 outlook. I am excited about the numerous opportunities we have for growth as we continue to deepen our customer relationships, invest in our people, facilities and capabilities, and execute on our long-term strategy.”
Second-Quarter 2026 Highlights
(All comparisons are against second quarter of 2025, unless otherwise noted)
•Delivered strong, high-single-digit top- and bottom-line constant currency growth
•Expanded Adjusted EBITDA margin(1) to 51.6%
•Sterigenics: 7.0% constant currency revenue growth; segment income margin improvement of 53 basis points
•Nordion: 16.7% constant currency revenue growth; segment income margin improvement of 160 basis points
•Nelson Labs: 5.4% constant currency revenue growth; sequential segment income margin improvement of 438 basis points
•Net cash provided by operating activities of $88 million
•June 30, 2026, Net Leverage Ratio(1) of 3.0x; achieved long-term target range of 2.0x to 3.0x; available liquidity of approximately $950 million
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to non-GAAP financial measures.

•Repriced term loan, saving approximately $3.5 million of annual interest expense
•Completed final private equity sponsor secondary offering, with no remaining sponsor ownership
Second-Quarter and First-Half 2026 Review by Business Segment
(All comparisons are against second quarter of 2025, unless otherwise noted)
Sterigenics
Sterigenics delivered strong second-quarter 2026 results, with net revenues up 8.6% to $212 million, or 7.0% on a constant currency basis. Segment income improved to $118 million, an increase of 9.6%. For the first six months of 2026, Sterigenics net revenues increased 9.1% to $398 million, or 6.6% on a constant currency basis. Segment income increased 9.6% to $215 million.
Second-quarter net revenues growth was driven by favorable pricing, improved volume/mix and a foreign currency benefit. Segment income and segment income margin also benefited from these factors, partially offset by inflation.
Nordion
Nordion net revenues were up 15.8% to $49 million, or 16.7% on a constant currency basis while segment income increased 19.2% to $28 million. For the first six months of 2026, Nordion net revenues increased 21.6% to $91 million, or 20.8% on a constant currency basis. Segment income increased 26.4% to $52 million.
Second-quarter net revenues growth was driven by improved volume/mix, primarily due to the timing of Cobalt-60 harvests and favorable pricing, partially offset by foreign currency. Segment income and segment income margin also benefited from these factors, partially offset by inflation.
Nelson Labs
Nelson Labs delivered strong second-quarter net revenues growth of 6.3% to $61 million, or 5.4% on a constant currency basis. Segment income improved to $20 million, an increase of 0.6%. For the first six months of 2026, Nelson Labs net revenues improved 2.9% to $113 million, or 0.9% on a constant currency basis, while segment income decreased 4.9% to $34 million.
Second-quarter net revenues and segment income growth were driven by favorable pricing, improved volume/mix and a foreign currency benefit. Segment income margin was impacted by higher costs.
Balance Sheet and Liquidity
As of June 30, 2026, Sotera Health had $2.2 billion of total debt, and $357 million in unrestricted cash and cash equivalents, compared to $2.2 billion in total debt and $345 million in unrestricted cash and cash equivalents as of December 31, 2025. Sotera Health’s Net Leverage Ratio as of June 30, 2026 improved to 3.0x, achieving the Company’s long-term net leverage ratio target range of 2.0x to 3.0x. As of June 30, 2026, available liquidity increased to approximately $950 million, and the Company had no outstanding borrowings under its $600 million revolving credit facility.

Full-Year 2026 Outlook
Today, Sotera Health is raising its 2026 outlook:
•Net revenues range raised to $1.236 billion to $1.254 billion, representing constant currency growth of 5.25% to 6.75% and an estimated 100 basis points of foreign currency benefit
•Adjusted EBITDA range raised to $634 million to $643 million, representing constant currency growth of 5.75% to 7.25% and an estimated 100 basis points of foreign currency benefit
•Interest expense improved to a range of $135 million to $142 million
•Tax rate applicable to Adjusted Net Income(1) improved to a range of 27.0% to 28.0%
•Adjusted EPS improved to a range of $0.95 to $1.01
•A weighted-average fully diluted share count in the range of 289 million to 291 million shares
•Capital expenditures in the range of $200 million to $225 million
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA,
Tax Rate Applicable to Adjusted Net Income, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and Cobalt-60, and the impact of inflationary trends, including their impact on energy prices and the supply of labor. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and live webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Daylight Time today. A live webcast of the conference call will be accessible at this link or via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health, along with accompanying materials. A replay of the webcast will be archived on the Company’s website.
Upcoming Investor Events
•Wells Fargo 21st Annual Healthcare Conference at 1:30 p.m. Eastern Daylight Time, September 9, 2026
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this release refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflects management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,”
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our non-GAAP financial measures.

“forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, the United Kingdom and/or the European Union, or sanctions by Russia against those countries; fluctuations in foreign currency exchange rates; evolving changes in environmental, health and safety regulations; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our current and former EO sterilization facilities, and the possibility that additional claims will be made in the future; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market conditions and changes, including inflationary trends and the impact of tariffs, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions, federal government shutdowns, and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with various applicable laws and potentially inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity incidents, unauthorized data disclosures, and our dependence on information technology systems; the risks associated with the introduction of artificial intelligence technology; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property rights to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to generate profitability in future periods; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and our significant degree of leverage and how this leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges facing our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future agreements governing our indebtedness. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, such as its Annual Report on Form 10-K and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we consider Adjusted EBITDA, Adjusted EBITDA margin, Tax Rate Applicable to Adjusted Net Income, Adjusted Net Income, Adjusted EPS, Net Debt, Net Leverage Ratio and constant currency, each of which is a financial measure not based on any standardized methodology prescribed by GAAP.

•We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
•We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Cobalt-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
•Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
•We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
•Our Net Debt is equal to our total debt, net of unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
•Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
•Tax Rate Applicable to Adjusted Net Income represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit/provision associated with pre-tax adjustments used to calculate Adjusted Net Income.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.

INVESTOR RELATIONS
Jason Peterson
Vice President Investor Relations, Sotera Health
IR@soterahealth.com

MEDIA
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Service	$278,325	$257,244	$519,933	$481,184
Product	43,050	37,097	81,487	67,680
Total net revenues	321,375	294,341	601,420	548,864
Cost of revenues:
Service	126,840	113,293	245,668	220,922
Product	16,572	14,427	30,720	25,889
Total cost of revenues	143,412	127,720	276,388	246,811
Gross profit	177,963	166,621	325,032	302,053
Selling, general and administrative expenses	68,156	68,893	136,367	131,954
Amortization of intangible assets	3,015	9,298	6,046	24,625
Illinois EO litigation settlements	—	34,000	—	64,943
Interest expense, net	34,405	40,651	69,150	81,527
Loss on refinancing of debt	936	80	936	80
Foreign exchange (gain) loss, net	(3,746)	627	(4,317)	916
Other income, net	(2,854)	(5,825)	(3,814)	(6,066)
Income before income taxes	78,051	18,897	120,664	4,074
Provision for income taxes	24,408	10,935	40,432	9,372
Net income (loss)	$53,643	$7,962	$80,232	$(5,298)

Earnings (Loss) per share:
Basic	$0.19	$0.03	$0.28	$(0.02)
Diluted	0.19	0.03	0.28	(0.02)
Weighted average number of common shares outstanding:
Basic	285,773	283,933	285,333	283,747
Diluted	288,148	285,756	287,915	283,747

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Segment revenues:
Sterigenics	$211,571	$194,839	$397,706	$364,523
Nordion	49,149	42,431	91,158	74,988
Nelson Labs	60,655	57,071	112,556	109,353
Total net revenues	$321,375	$294,341	$601,420	$548,864
Segment income:
Sterigenics	$118,125	$107,745	$214,539	$195,749
Nordion	27,980	23,477	51,691	40,899
Nelson Labs	19,634	19,513	34,162	35,926
Total segment income	$165,739	$150,735	$300,392	$272,574
Less adjustments:
Interest expense, net	$34,405	$40,651	$69,150	$81,527
Depreciation and amortization(a)	33,328	34,948	64,072	75,682
Share-based compensation(b)	7,383	8,149	21,825	15,418
Loss on refinancing of debt(c)	936	80	936	80
Gain on foreign currency and derivatives not designated as hedging instruments, net(d)	(4,270)	(3,018)	(3,646)	(1,127)
Business optimization expenses(e)	1,923	2,430	2,880	4,477
Professional services relating to EO sterilization facilities(f)	13,349	14,035	23,204	26,363
Illinois EO litigation settlements(g)	—	34,000	—	64,943
Accretion of asset retirement obligation(h)	634	563	1,307	1,137
Consolidated income before income taxes	$78,051	$18,897	$120,664	$4,074
(a) Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(b)    Represents share-based compensation expense related to employees and Non-Employee Directors.
(c)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Revolving Credit Facility.
(d)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(e)    Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(f)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(g)    Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(h)    Represents non-cash accretion of asset retirement obligations (“ARO”) related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of June 30,	As of December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$356,727	$346,456
Accounts receivable, net	150,538	139,329
Inventories, net	56,372	54,375
Other current assets	82,821	73,250
Total current assets	646,458	613,410
Property, plant, and equipment, net	1,167,667	1,130,564
Operating lease assets	30,919	33,393
Other intangible assets, net	270,171	288,227
Goodwill	1,091,255	1,103,232
Other assets	100,320	94,364
Total assets	$3,306,790	$3,263,190
Liabilities and equity
Total current liabilities	$231,238	$249,584
Long-term debt, less current portion	2,125,534	2,126,724
Other noncurrent liabilities	202,791	209,772
Deferred income taxes	81,579	71,075
Total liabilities	2,641,142	2,657,155
Total equity	665,648	606,035
Total liabilities and equity	$3,306,790	$3,263,190

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2026	2025
Operating activities:
Net income (loss)	$80,232	$(5,298)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash items	98,732	84,361
Changes in operating assets and liabilities	(61,034)	33,874
Net cash provided by operating activities	117,930	112,937
Investing activities:
Purchases of property, plant and equipment	(92,615)	(51,147)
Other investing activities	4,188	37
Net cash used in investing activities	(88,427)	(51,110)
Financing activities:
Payments on long-term borrowings	(3,558)	(7,547)
Payments of debt issuance costs	(878)	(2,326)
Shares withheld for employee taxes on equity awards	(9,074)	(3,654)
Other financing activities	(1,674)	(1,493)
Net cash used in financing activities	(15,184)	(15,020)
Effect of exchange rate changes on cash and cash equivalents	(4,048)	8,600
Net increase in cash and cash equivalents, including restricted cash	10,271	55,407
Cash and cash equivalents, including restricted cash, at beginning of period	346,456	278,865
Cash and cash equivalents, including restricted cash, at end of period	$356,727	$334,272

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$85,088	$102,716
Cash paid during the period for income taxes, net of tax refunds received	24,158	32,207
Purchases of property, plant and equipment included in accounts payable	35,397	10,307

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$53,643	$7,962	$80,232	$(5,298)
Amortization of intangible assets	5,563	11,924	11,165	30,598
Share-based compensation(a)	7,383	8,149	21,825	15,418
Loss on refinancing of debt(b)	936	80	936	80
Gain on foreign currency and derivatives not designated as hedging instruments, net(c)	(4,270)	(3,018)	(3,646)	(1,127)
Business optimization expenses(d)	1,923	2,430	2,880	4,477
Professional services relating to EO sterilization facilities(e)	13,349	14,035	23,204	26,363
Illinois EO litigation settlements(f)	—	34,000	—	64,943
Accretion of asset retirement obligation(g)	634	563	1,307	1,137
Income tax benefit associated with pre-tax adjustments(h)	(5,200)	(20,063)	(11,576)	(41,485)
Adjusted Net Income	73,961	56,062	126,327	95,106
Interest expense, net	34,405	40,651	69,150	81,527
Depreciation(i)	27,765	23,024	52,907	45,084
Income tax provision applicable to Adjusted Net Income(j)	29,608	30,998	52,008	50,857
Adjusted EBITDA(k)	$165,739	$150,735	$300,392	$272,574

Net Revenues	$321,375	$294,341	$601,420	$548,864
Adjusted EBITDA Margin	51.6%	51.2%	49.9%	49.7%
Weighted average number of shares outstanding
Basic	285,773	283,933	285,333	283,747
Diluted(l)	288,148	285,756	287,915	285,684
Earnings (Loss) per share
Basic	$0.19	$0.03	$0.28	$(0.02)
Diluted	0.19	0.03	0.28	(0.02)
Adjusted earnings per share
Basic	$0.26	$0.20	$0.44	$0.34
Diluted	0.26	0.20	0.44	0.33
(a)    Represents share-based compensation expense related to employees and Non-Employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Revolving Credit Facility.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)    Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)    Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)    Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(j)    Represents the difference between the income tax provision as determined under GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (h).
(k)    $28.9 million and $24.4 million of the adjustments for the three months ended June 30, 2026 and 2025, respectively, and $55.2 million and $48.6 million of the adjustments for the six months ended June 30, 2026 and 2025, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.
(l)    For the six months ended June 30, 2025, the diluted weighted average shares outstanding presented in this table reflects the amount that would be reported under U.S. GAAP if the Company were to have net income in the six months ended June 30, 2025.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands except Net Leverage)
(unaudited)

	As of June 30,	As of December 31,
	2026	2025
Current portion of long-term debt	$13,923	$13,973
Long-term debt	2,125,534	2,126,724
Current portion of finance leases	3,732	3,465
Finance leases less current portion	91,575	93,835
Total Debt	2,234,764	2,237,997
Less: cash and cash equivalents	(356,716)	(344,621)
Net Debt	$1,878,048	$1,893,376

Adjusted EBITDA(a)	$621,619	$593,801
Net Leverage	3.0x	3.2x
(a)Represents Adjusted EBITDA for the twelve months ended June 30, 2026 and December 31, 2025, respectively. Refer to the reconciliation of net income (the most comparable GAAP measure) to Adjusted EBITDA on the following page.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2026	2025
Net income	$163,479	$77,949
Amortization of intangible assets	22,365	41,798
Share-based compensation(a)	37,475	31,068
Loss on refinancing of debt(b)	2,318	1,462
(Gain) Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	(2,461)	58
Business optimization expenses(d)	6,471	8,068
Professional services relating to EO sterilization facilities(e)	43,066	46,225
Illinois EO litigation settlement(f)	—	64,943
Accretion of asset retirement obligation(g)	2,491	2,321
Income tax provision (benefit) associated with pre-tax adjustments(h)	1,431	(28,478)
Adjusted Net Income	276,635	245,414
Interest expense, net	143,345	155,722
Depreciation(i)	102,453	94,630
Income tax provision applicable to Adjusted Net Income(j)	99,186	98,035
Adjusted EBITDA(k)	$621,619	$593,801

Net Revenues	$1,216,173	$1,163,617
Adjusted EBITDA Margin	51.1%	51.0%
(a)Represents share-based compensation expense related to employees and Non-Employee Directors.
(b)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Refinancing Term Loans and the Revolving Credit Facility.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting and other fees associated with the secondary offerings and shareholder engagement.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(j)Represents the difference between the income tax provision as determined under GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (h).
(k)$106.5 million and $99.9 million of the adjustments for the twelve months ended June 30, 2026 and December 31, 2025, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.